Exhibit (2)(g)(2)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This AMENDMENT (the “Amendment”) to the Investment Advisory Agreement dated as of July 30, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is made as of August 1, 2021, by and between SkyBridge Capital II, LLC, a Delaware limited liability company (“SkyBridge”), and SkyBridge Multi-Adviser Hedge Fund Portfolios LLC, a Delaware limited liability company (the “Company”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, SkyBridge and the Company hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1. Appendix A to the Agreement is hereby replaced in its entirety with Appendix A to this Amendment.

2. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

3. This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

4 This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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APPENDIX A

SKYBRIDGE MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

Annual Fee Rate

Series G                        1.2%*

*	Effective August 1, 2021, the annual fee rate for Series G was reduced to 1.2%.

The Adviser may, from time to time in its discretion, reduce or rebate a portion of this fee with respect to the Series or particular members’ capital accounts, to the extent permitted by the Limited Liability Company Agreement and the Offering Materials.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

SKYBRIDGE CAPITAL II, LLC

By:	/s/ Brett S. Messing
Name:	Brett Messing
Title:	Partner, President and Co-Chief Investment Officer

SKYBRIDGE MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

By:	/s/ Raymond Nolte
Name:	Raymond Nolte
Title:	President and Director